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Exhibit 10.5

FORM OF TAX SHARING AGREEMENT
BETWEEN
LIBERTY MEDIA CORPORATION
AND
LIBERTY MEDIA INTERNATIONAL, INC.

10.6	Notices	16
10.7	Counterparts	17
10.8	Binding Effect; Assignment	17
10.9	Severability	17
10.10	Amendment	17
10.11	Effective Time	17
10.12	Change in Law	17
10.13	Authorization, Etc.	17
10.14	No Third Party Beneficiaries	17
10.15	Entire Agreement	17

TAX SHARING AGREEMENT

        THIS TAX SHARING AGREEMENT (this "Agreement") is entered into as of June     , 2004, between Liberty Media Corporation, a Delaware corporation ("LMC"), and Liberty Media International, Inc. ("LMI"), a Delaware corporation. Capitalized terms used in this Agreement are defined herein. Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement.

RECITALS

        WHEREAS, LMI is a direct wholly owned subsidiary of LMC; and

        WHEREAS, the Board of Directors of LMC has determined that it would be appropriate and desirable for LMC to separate the LMI Group from the LMC Group; and

        WHEREAS, the Board of Directors of LMI has also approved such transaction; and

        WHEREAS, LMC intends to distribute its entire interest in the stock of LMI to LMC's shareholders, pro rata, in a tax-free distribution under Section 355 of the Code or any corresponding provision of any successor statute and that as a result of such distribution (referred to herein as the "Distribution") LMI and its eligible Subsidiaries will cease to be members of the LMC Consolidated Group; and

        WHEREAS, the parties set forth in a Reorganization Agreement the principal arrangements between them regarding the separation of the LMI Group from the LMC Group; and

        WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes.

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

        SECTION 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

        "Adjustment" means the deemed increase in a Tax, determined using the assumptions set forth in the next sentence, resulting from an adjustment made with respect to any amount reflected or required to be reflected on any Tax Return relating to such Tax. For purposes of determining such deemed increase in Tax, the following assumptions will be used: (a) the relevant party is, in the case of any Income Tax, subject to the highest applicable marginal Tax rate or, in the case of any other Tax, subject to the highest applicable Tax rate, in each case in effect with respect to that Tax for the Tax period to which the adjustment relates; (b) such determination shall be made without regard to whether any actual increase in such Tax will in fact be realized with respect to the Tax Return to which such adjustment relates (as a result, for example, of losses, credits, or other offsets against Tax); and (c) such determination shall take into account any actual increase in Tax comprising interest or penalties.

        "Agreement" has the meaning set forth in the first paragraph hereof.

        "AT&T Tax Sharing Agreement" means the Tax Sharing Agreement dated as of March 9, 1999, as amended, by and among AT&T Corp., LMC, for itself and each member of the Liberty Group (as defined therein), Tele-Communications, Inc., Liberty Ventures Group LLC, Liberty Media Group LLC, TCI Starz, Inc., TCI CT Holdings, Inc., each Covered Entity (as defined therein) listed on the signature pages thereof, and any entities which became parties thereto pursuant to Section 23 thereof.

        "AT&T TSA Liabilities" means any obligation or liability to make any payment to AT&T Corp. or any member of the Common Stock Group (as defined in the AT&T Tax Sharing Agreement) or to any Tax Authority pursuant to the terms of the AT&T Tax Sharing Agreement.

        "Carryback" means any net operating loss, net capital loss, tax credit or other similar Tax Item which may or must be carried from one Tax Year to a prior Tax Year under applicable Tax Law.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor law.

        "Combined Return" means any State or Foreign Income Tax Return that includes one or more members of the LMC Group and one or more members of the LMI Group or in which income, deductions, or credits of any member of the LMC Group may be combined with, or offset against, income, deductions, or credits of any member of the LMI Group.

        "Combined Year" means, with respect to any State Income Tax or Foreign Income Tax, as applicable, any Tax Year for which a Combined Return is filed; provided, however, that Combined Year means only that portion of such Tax Year in which one or more members of the LMI Group are included in the Combined Return.

        "Company" means LMC or LMI or one of their Subsidiaries, as the context requires.

        "Consolidated Return" means any Federal Income Tax Return that is filed on a consolidated basis and includes one or more members of the LMC Group and one or more members of the LMI Group.

        "Consolidated Year" means, with respect to any Federal Income Tax, any Tax Year for which a Consolidated Return is filed; provided, however, that Consolidated Year means only that portion of such Tax Year in which one or more members of the LMI Group are included in the Consolidated Return.

        "Distribution" means the distribution by LMC, pro rata, to its Series A common stockholders of all of its LMI Series A common stock, and to its Series B common stockholders of all of its LMI Series B common stock, in what is intended to qualify as a tax-free distribution under Section 355 of the Code (or any corresponding provision of any successor statute).

        "Distribution Date" means the date on which the Distribution occurs.

        "Federal Income Tax" means any Income Tax imposed by the United States federal government (including, without limitation, the Taxes imposed by Sections 11, 55, 59A and 1201(a) of the Code).

        "Federal Income Tax Return" means any report of Federal Income Taxes due, any claims for refund of Federal Income Taxes paid, any information return with respect to Federal Income Taxes, or any other similar report, statement, declaration, or document required to be filed under U.S. federal income Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

        "Foreign Country" means any country other than the United States.

        "Foreign Income Tax" means any Income Tax imposed by any Foreign Country or any possession of the United States or by any political subdivision of any Foreign Country or possession of the United States.

        "Gain Recognition Agreements" has the meaning set forth in Section 2.5(b)(i).

        "Group" means the LMC Group or the LMI Group, as the context requires.

        "Income Tax" means all Taxes (i) based upon, measured by, or calculated with respect to, net income, net profits or deemed net profits (including, without limitation, any capital gains Tax, minimum Tax based upon, measured by, or calculated with respect to, net income, net profits or deemed net profits, any Tax on items of Tax preference and depreciation recapture or clawback, but not including sales, use, real or personal property, gross or net receipts, gross profits, transfer and similar Taxes), (ii) imposed by a Foreign Country which qualify under Section 903 of the Code or (iii) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise and occupation Taxes) if such Taxes may be based upon, measured by, or calculated with respect to one or more bases described in clause (i) above. Notwithstanding the above, the Taxes described in clause (iii) shall be considered Income Taxes only to the extent that such Taxes exceed the hypothetical amount of such Taxes that would have been imposed had all of the bases described in clause (i) on which such Taxes are based, measured, or calculated been equal to zero.

        "LMC" has the meaning set forth in the first paragraph hereof and includes any successor entity.

        "LMC Consolidated Group" means LMC and its eligible Subsidiaries (as determined under Section 1504(a) of the Code or any successor provision) that file a Federal Income Tax Return on a consolidated basis.

        "LMC Group" means LMC, all Persons that are Subsidiaries of LMC immediately after the Distribution, and Persons that become Subsidiaries of LMC thereafter; provided, however,

  (a)
  if any Person that is a member of the LMC Group becomes a Subsidiary of LMI at any time after the Distribution, such Person will not be treated as a member of the LMC Group with respect to any Tax Year or portion thereof beginning after the date such Subsidiary becomes a Subsidiary of LMI; and

  (b)
  if any Person that is a member of the LMI Group becomes a Subsidiary of LMC at any time after the Distribution, such Subsidiary will only be treated as a member of the LMC Group with respect to any Tax Year or portion thereof beginning after the date such Subsidiary becomes a Subsidiary of LMC; and

  (c)
  during any Tax Year or portion thereof beginning immediately after the Distribution that any Person listed on Exhibit A or any other Person is both a Subsidiary of LMC and a Subsidiary of LMI, such Person shall not be a member of the LMC Group.

        "LMC Indemnitees" has the meaning set forth in Section 9.2.

        "LMI" has the meaning set forth in the first paragraph hereof and includes any successor entity.

        "LMI Group" means LMI, all Persons that are Subsidiaries of LMI immediately after the Distribution, and Persons that become Subsidiaries of LMI thereafter; provided, however,

          (a)   if any Person that is a member of the LMI Group becomes a Subsidiary of LMC at any time after the Distribution, such Person will not be treated as a member of the LMI Group with respect to any Tax Year or portion thereof beginning after the date such Subsidiary becomes a Subsidiary of LMC; and

          (b)   if any Person that is a member of the LMC Group becomes a Subsidiary of LMI at any time after the Distribution, such Subsidiary will only be treated as a member of the LMI Group with respect to any Tax Year or portion thereof beginning after the date such Subsidiary becomes a Subsidiary of LMI; and

          (c)   during any Tax Year or portion thereof beginning immediately after the Distribution that any Person listed on Exhibit A or any other Person is both a Subsidiary of LMC and a Subsidiary of LMI, such Person shall be a member of the LMI Group.

        "LMI Indemnitees" has the meaning set forth in Section 10.3.

        "Losses" means any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys', accountants', consultants' and other professionals' fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), including direct and consequential damages.

        "Other Return" means any Tax Return which is not a Federal, State, or Foreign Income Tax Return.

        "Other Tax" means any Tax that is not an Income Tax.

        "Payment Date" means (x) with respect to any Consolidated Return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (y) with respect to any Combined Return, Separate Return, or Other Return the corresponding dates determined under the applicable Tax Law.

        "Payment Period" has the meaning set forth in Section 5.3.

        "Person" means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

        "Reorganization Agreement" means the Reorganization Agreement dated May 21, 2004, between LMC and LMI.

        "Separate Return" means any Federal, State, or Foreign Income Tax Return which is not a Consolidated Return or Combined Return.

        "Separate Return Year" means, with respect to any Federal Income Tax, State Income Tax or Foreign Income Tax, as applicable, a Tax Year or portion thereof which is not a Consolidated Year or Combined Year.

        "State Income Tax" means any Income Tax imposed by any State of the United States (or the District of Columbia) or by any political subdivision of any such State (or the District of Columbia).

        "Subsidiary" means, as to any Person, any other Person of which at least (i) 50 percent of the total voting power or (ii) 50 percent of the total value of the equity of such other Person is owned, directly or by attribution under the principles of Section 318 of the Code, by such first Person.

        "Tax" or "Taxes" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

        "Tax Authority" means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

        "Tax Benefit" means a reduction in the Tax liability of a taxpayer, including a refund of Taxes previously paid.

        "Tax Contest" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).

        "Tax Item" means, with respect to any Income Tax, any item of income, gain, loss, deduction, credit or other attribute that may have the effect of increasing or decreasing any Tax.

        "Tax Law" means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

        "Tax Records" means Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

        "Tax Return" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

        "Tax Year" means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

        "Third Party Claim" has the meaning set forth in Section 9.3(a).

        "Treasury Regulations" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

        "Unrecaptured LMI DCL" has the meaning set forth in Section 2.5(a).

        SECTION 2. Allocation of Income Tax Liabilities.

        2.1 Federal Income Taxes. Except as provided in Section 2.5, liability for Federal Income Taxes shall be allocated as follows:

          (a)   Taxes Reported on Consolidated Returns. The LMC Group shall be liable for, and LMC shall pay, or cause the appropriate member of the LMC Group to pay, all Federal Income Taxes that are attributable to members of the LMC Group and the LMI Group and reported on, or required to be reported on, a Consolidated Return.

          (b)   Taxes Reported on Separate Returns. The LMI Group shall be liable for, and LMI shall pay, or cause the appropriate member of the LMI Group to pay, all Federal Income Taxes that are attributable to members of the LMI Group and reported on, or required to be reported on, a Separate Return, and the LMC Group shall be liable for, and LMC shall pay, or cause the appropriate member of the LMC Group to pay, all Federal Income Taxes that are attributable to members of the LMC Group and reported on, or required to be reported on, a Separate Return.

        2.2 State Income Taxes. Except as provided in Section 2.5, liability for State Income Taxes shall be allocated as follows:

          (a)   Taxes Reported on Combined Returns. The LMC Group shall be liable for, and LMC shall pay, or cause the appropriate member of the LMC Group to pay, all State Income Taxes that are attributable to members of the LMC Group and the LMI Group and reported on, or required to be reported on, a Combined Return.

          (b)   Taxes Reported on Separate Returns. The LMI Group shall be liable for, and LMI shall pay, or cause the appropriate member of the LMI Group to pay, all State Income Taxes that are attributable to members of the LMI Group and reported on, or required to be reported on, a Separate Return, and the LMC Group shall be liable for, and LMC shall pay, or cause the appropriate member of the LMC Group to pay, all State Income Taxes that are attributable to members of the LMC Group and reported on, or required to be reported on, a Separate Return.

        2.3 Foreign Income Taxes. Except as provided in Section 2.5, liability for Foreign Income Taxes shall be allocated as follows:

          (a)   Taxes Reported on Combined Returns. The LMC Group shall be liable for, and LMC shall pay, or cause the appropriate member of the LMC Group to pay, all Foreign Income Taxes that are attributable to members of the LMC Group and the LMI Group and reported on, or required to be reported on, a Combined Return.

          (b)   Taxes Reported on Separate Returns. The LMI Group shall be liable for, and LMI shall pay, or cause the appropriate member of the LMI Group to pay, all Foreign Income Taxes that are attributable to members of the LMI Group and reported on, or required to be reported on, a Separate Return, and the LMC Group shall be liable for, and LMC shall pay, or cause the appropriate member of the LMC Group to pay, all Foreign Income Taxes that are attributable to members of the LMC Group and reported on, or required to be reported on, a Separate Return.

        2.4 Other Taxes. The LMI Group shall be liable for, and LMI shall pay, or cause the appropriate member of the LMI Group to pay, any Other Tax attributable to members of the LMI Group, and the LMC Group shall be liable for, and LMC shall pay, or cause the appropriate member of the LMC Group to pay, any Other Tax attributable to members of the LMC Group.

        2.5 Special Rules.

          (a)   Dual Consolidated Losses.

            (i)    Unrecaptured LMI DCL. For purposes of this Agreement, an "Unrecaptured LMI DCL" is any dual consolidated loss (as defined in Treasury Regulations Section 1.1503-2(c)(5)) of any member of the LMI Group,

  (w)
  arising before the Distribution Date,

  (x)
  for which relief under current or former Treasury Regulations Sections 1.1503-2(g)(2) or 1.1503-2T(g)(2) has been elected,

  (y)
  for which there has not, prior to the Distribution Date, been a triggering event under Treasury Regulations Section 1.1503-2(g)(2)(iii) requiring the recapture of such loss under Treasury Regulations Section 1.1503-2(g)(2)(vii), and

  (z)
  for which the Distribution would have, but for LMI and LMC entering into a closing agreement described in Section 2.5(a)(ii) of this Agreement, constituted a triggering event under Treasury Regulations Section 1.1503-2(g)(2)(iii) requiring the recapture of such loss under Treasury Regulations Section 1.1503-2(g)(2)(vii).

            (ii)   Closing and Other Agreements. LMI agrees (x) to enter into a closing agreement with LMC and the Internal Revenue Service, pursuant to Treasury Regulations Section 1.1503-2(g)(2)(iv)(B)(3), providing that LMC and LMI will be jointly and severally liable for the total amount of the recapture of any Unrecaptured LMI DCL and interest charge required under Treasury Regulations Section 1.1503-2(g)(2)(vii) if there is a triggering event described in Treasury Regulations Section 1.1503-2(g)(2)(iii), (y) to treat any such potential recapture amount under Treasury Regulations Section 1.1503-2(g)(2)(vii) as unrealized built-in gain for purposes of Section 384(a) of the Code, subject to any applicable exceptions thereunder, and (z) to file, pursuant to Treasury Regulations Section 1.1503-2T(g)(2)(iv)(B)(3)(iii), a "new (g)(2)(i) agreement" with respect to each Unrecaptured LMI DCL.

            (iii)  Indemnification. LMI shall be liable for, and shall indemnify and hold harmless each member of the LMC Group from and against, any Adjustments and any AT&T TSA Liabilities resulting from the recapture of any Unrecaptured LMI DCL under Treasury Regulations Section 1.1503-2(g)(2)(vii).

  (b)
  Gain Recognition Agreements.

            (i)    Gain Recognition. Except as provided in clause (ii) of this Section 2.5(b), LMI shall be liable for, and shall indemnify and hold harmless each member of the LMC Group from and against, any Adjustments and any AT&T TSA Liabilities resulting from the recognition of gain pursuant to a gain recognition agreement entered into by LMC (or any other parent of a consolidated group of which any member of the LMI Group was a member at any time prior to the Distribution Date) in accordance with Treasury Regulations Section 1.367(a)-8(b) ("Gain Recognition Agreements"), if the recognition of such gain results in an adjustment, pursuant to Treasury Regulations Section 1.367(a)-8(b)(3)(iv), to the basis of any property held by any member of the LMI Group.

            (ii)   Indemnity Offset. The amount that LMI is required to indemnify the LMC Group pursuant to clause (i) of this Section 2.5(b) shall be reduced by any amounts that any member of the LMC Group receives pursuant to any indemnification arrangements with any other Person arising from or relating to the recognition of gain under such Gain Recognition Agreements for which the indemnity under clause (i) of this Section 2.5(b) is provided.

            (iii)  Nonrecognition Transactions. LMI agrees to enter into a new gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8(g) (relating to nonrecognition transfers), if entering into such agreement would preclude the recognition of gain described above in clause (i) of this Section 2.5(b).

            (iv)  Annual Certification. To the extent that any member of the LMI Group was a "U.S. transferor" (within the meaning of Treasury Regulations Section 1.367(a)-8(b)(5)(ii)) with respect to property for which a Gain Recognition Agreement was entered into, LMI agrees to comply with the annual certification requirements of Treasury Regulations Section 1.367(a)-8(b)(5)(ii) during that portion of the term of such Gain Recognition Agreement occurring after the Distribution and to promptly provide copies of such annual certifications to LMC.

          (c)   AT&T Tax Sharing Agreement. Notwithstanding any other provision in this Section 2, LMC shall be liable for, and shall indemnify and hold harmless each member of the LMI Group from and against, any AT&T TSA Liabilities other than any AT&T TSA Liabilities arising from any Unrecaptured LMI DCL or any Gain Recognition Agreements for which LMI is required to provide indemnification to the LMC Group pursuant to Sections 2.5(a) or 2.5(b).

          (d)   Taxes Resulting from the Distribution. Notwithstanding any other provision in this Section 2, LMI shall be liable for, and shall indemnify and hold harmless each member of the LMC Group from and against, any Adjustments resulting from (i) any breach by any member of the LMI Group of the covenant set forth in Section 9.1 hereof that precludes the Distribution from qualifying as a tax-free distribution under Section 355 of the Code (or any corresponding provision of any successor statute) to LMC or the LMC shareholders, or (ii) any breach of any representation or covenant given by any member of the LMI Group in connection with the tax opinions delivered by Skadden, Arps, Slate, Meagher & Flom LLP and KPMG LLP to LMC relating to the qualification of the Distribution as a distribution described in Section 355 of the Code.

        2.6 Tax Payments. Each party shall pay the Taxes or Adjustments allocated to it by this Section 2 either to the applicable Tax Authority or to the other appropriate party in accordance with Section 5.

        SECTION 3. Preparation and Filing of Tax Returns.

        3.1 Combined Returns and Consolidated Returns.

          (a)   Preparation by LMC. LMC shall be responsible for preparing and filing (or causing to be prepared and filed) all Consolidated Returns and Combined Returns (other than any Consolidated Returns or Combined Returns which are prepared by AT&T in accordance with the AT&T Tax Sharing Agreement).

          (b)   Provision of Information and Assistance by LMI.

            (i)    Information with Respect to Final Returns. LMI shall provide LMC with all information necessary for the LMC Group to properly and timely file all Consolidated Returns and Combined Returns. In the event that LMI fails to provide information in the form and within the time period reasonably requested by LMC to permit the timely filing of any Consolidated Return or Combined Return, then notwithstanding any other provision of this Agreement, LMI shall be liable for, and shall indemnify and hold harmless each member of the LMC Group from and against, any penalties, interest, or other payment obligation assessed against any member of the LMC Group or the LMI Group by reason of a delay in filing such return. If LMI provides information in the form and within the time period reasonably requested by LMC to permit the timely filing of a particular Consolidated Return or Combined Return, then notwithstanding any other provision of this Agreement, the LMC Group shall be liable for, and LMC shall indemnify and hold harmless each member of the LMI Group from and against, any penalties, interest, or other payments assessed against any member of the LMC Group or the LMI Group by reason of delay in filing such return.

            (ii)   Information with Respect to Estimated Payments and Extension Payments. LMI shall provide LMC with all information relating to members of the LMI Group which LMC needs to determine the amount of Taxes due on any Payment Date. The indemnification principles of Section 3.1(b)(i) shall apply with respect to any penalties, interest, or other payments assessed against any member of the LMC Group or the LMI Group by reason of a delay in paying the Taxes due on any Payment Date.

            (iii)  Assistance. At the request of LMC, LMI shall take (at its own cost and expense), and shall cause the members of the LMI Group to take (at their own cost and expense), any reasonable action (e.g., filing a ruling request with the relevant Tax Authority or executing a power of attorney) that is reasonably necessary in order for LMC, or any other member of the LMC Group, to prepare, file, amend or take any other action with respect to any Consolidated Return or Combined Return.

        3.2 Separate Returns and Other Returns.

          (a)   Tax Returns to be Prepared by LMC. LMC shall be responsible for preparing and filing (or causing to be prepared and filed) all Separate Returns and Other Returns which relate solely to one or more members of the LMC Group for any Tax Year.

          (b)   Tax Returns to be Prepared by LMI. LMI shall be responsible for preparing and filing (or causing to be prepared and filed) all Separate Returns and Other Returns which relate solely to one or more members of the LMI Group for any Tax Year. In preparing such Separate Returns and Other Returns,

            (i)    LMI may not take (and shall cause the members of the LMI Group not to take) any positions that it knows, or reasonably should know, would adversely affect any member of the LMC Group; and

            (ii)   LMI and the other members of the LMI Group must (x) allocate Tax Items between a Separate Return Year and any related Consolidated Year or Combined Year that is part of the same Tax Year in a manner that is consistent with the reporting of such Tax Items on the related Consolidated Return or Combined Return and (y) make any applicable elections required under Treasury Regulations Section 1.1502-76(b)(2), or any other applicable Tax Law, necessary to effect such allocation.

          (c)   Provision of Information. LMC shall provide to LMI, and LMI shall provide to LMC, any information about members of the LMC Group or the LMI Group, respectively, which the party receiving such information needs to properly and timely file all Separate Returns and Other Returns pursuant to Section 3.2(a) or (b).

        3.3 Special Rules Relating to the Preparation of Tax Returns.

          (a)   General Rule. Except as otherwise provided in this Agreement, the party responsible for filing (or causing to be filed) a Tax Return pursuant to Sections 3.1 or 3.2 shall have the exclusive right, in its sole discretion, with respect to such Tax Return to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions may be requested, (3) whether an amended Tax Return shall be filed, (4) whether any claims for refund shall be made, (5) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax and (6) whether to retain outside firms to prepare or review such Tax Return.

          (b)   Election to File Consolidated Returns or Combined Returns. LMC shall have the sole discretion of filing any Consolidated Return or Combined Return, if the filing of such return is elective under the relevant Tax Law.

        3.4 Reliance on Exchanged Information. If a member of the LMI Group supplies information to a member of the LMC Group, or a member of the LMC Group supplies information to a member of the LMI Group, and an officer of the requesting member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the member supplying such information shall certify, to the best of such officer's knowledge, the accuracy and completeness of the information so supplied.

        SECTION 4. Tax Benefits, Refunds, and Carrybacks.

        4.1 Tax Benefits Resulting from Carrybacks.

          (a)   Filing Claims and Making Payments for Carrybacks. If the LMI Group generates a Carryback to a Consolidated Year or Combined Year, then, upon the request of LMI, LMC may, in its sole discretion, file a claim for refund arising from such Carryback and pay such refund to LMI in accordance with Section 5.2(a).

          (b)   Adjustment of Tax Items. In the event that a Carryback by the LMI Group to a Consolidated Year or Combined Year increases the amount of Taxes for which LMC is otherwise liable under this Agreement, the amount of the refund to which the LMI Group shall be entitled to receive, in accordance with Section 5.2(a), shall be net of LMC's increased liability.

        4.2 Other Tax Benefits. Except as provided in this Section 4 or in Section 5, neither LMC nor LMI shall be obligated to reimburse the other for any Tax Benefit received either before or after the Distribution.

        SECTION 5. Tax Payments.

        5.1 Indemnification Payments. If any member of one Group is required to make a payment to a Tax Authority for Taxes for which a Company belonging to the other Group is wholly or partially liable under this Agreement, the Company which is liable for such Taxes under this Agreement will remit the amount for which it is liable to the appropriate other Company within thirty days after receiving notification requesting such amount.

        5.2 Payment of Refunds.

          (a)   Refund Received by LMC Group. If a member of the LMC Group receives a Tax refund with respect to Taxes for which a member of the LMI Group is liable hereunder or receives a Tax Benefit for which LMI is entitled to reimbursement hereunder, LMC shall pay to LMI, within thirty days following the receipt of the Tax refund or Tax Benefit, an amount equal to such Tax refund or Tax Benefit. Unless specified otherwise in this Agreement, a Tax Benefit will be considered received at the time the Tax Return or claim for refund, as the case may be, is filed with respect to such Tax Benefit.

          (b)   Refund Received by LMI Group. If a member of the LMI Group receives a Tax refund with respect to Taxes for which a member of the LMC Group is liable hereunder, LMI shall pay to LMC, within thirty days after the receipt of the Tax refund, an amount equal to such Tax refund.

        5.3 Interest on Late Payments. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within fifteen business days after demand for payment is made (the "Payment Period") shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the "annualized six month LIBOR rate" plus seventy-five basis points. Unless the parties otherwise agree, the annualized six month LIBOR rate used shall be the per annum rate for deposits in U.S. dollars for a six-month period that appears on Bridge's Telerate Service display at page 3750 (or such other page as may replace such page) as of 11:00 A.M. London time on the last day of the Payment Period. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

        5.4 Initial Determinations and Subsequent Adjustments. The initial determination of the amount of any payment that one Company is required to make to another under this Agreement shall be made on the basis of the Tax Return as filed, or, if the Tax to which the payment relates is not reported in a Tax Return, on the basis of the amount of Tax initially paid to the Tax Authority. Payments will be made, as appropriate, if as a result of an audit by a Tax Authority or for any other reason (x) additional Taxes to which such determination relates are subsequently paid, (y) a refund of such Taxes or a Tax Benefit relating to such Taxes is received, or (z) the amount or character of any Tax Item is adjusted or redetermined. Each payment required by the immediately preceding sentence (i) as a result of a payment of additional Taxes will be due thirty days after the date on which the additional Taxes were paid or, if later, fifteen days after the date of a request from the other Company for the payment, (ii) as a result of the receipt of a refund or Tax Benefit will be due thirty days after the refund or Tax Benefit was received, or (iii) as a result of an adjustment or redetermination of the amount or character of a Tax Item will be due thirty days after the date on which the final action resulting in such adjustment or redetermination is taken by a Tax Authority or either Company. If a payment is made as a result of an audit by a Tax Authority which does not conclude the matter, further adjusting payments will be made, as appropriate, to reflect the outcome of subsequent administrative or judicial proceedings. Nothing in this Agreement shall obligate LMC to compensate LMI with respect to an adjustment to any Tax Item on any Separate Return of any members of the LMI Group or LMC Group that results from an adjustment to any Tax Item on a Consolidated Return or Combined Return.

        5.5 Tax Consequences of Payments. For all Tax purposes and to the extent permitted by applicable Tax Law, the parties hereto shall treat any payment made pursuant to this Agreement as a capital contribution or a distribution, as the case may be, immediately prior to the Distribution Date and, accordingly, as not includible in the taxable income of the recipient (or any of the members of its Group). Notwithstanding the immediately preceding sentence, if any such payment (or portion thereof) causes, directly or indirectly, an increase in the taxable income of the recipient (or any of the members of its Group) under one or more applicable Tax Laws, the payor's payment obligation (or portion thereof) under this Agreement shall be grossed up to take into account the deemed Taxes owed by the recipient (or any of the members of its Group). For purposes of the immediately preceding sentence, the grossed-up amount equals a fraction, the numerator of which is the original payment obligation (or portion thereof), and the denominator of which is 1.0 minus the sum of the highest marginal tax rates of each applicable Tax Law under which such payment causes an increase in the taxable income of the recipient (or any of the members of its Group).

        SECTION 6. Assistance and Cooperation. The parties will cooperate (and cause their respective affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters, including provision of relevant documents and information in their possession and making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Any information or documents provided under this Agreement shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. However, the preceding sentence shall not be construed to prevent the sharing of information by the parties with their respective legal advisors.

        SECTION 7. Tax Records.

        7.1 Retention of Tax Records. Each of the parties shall preserve, and shall cause its affiliates to preserve, all Tax Records that are in their possession, and that could affect the liability of any member of the other Group for Taxes, for so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statutes of limitation, as extended, and (y) seven years after the Distribution Date.

        7.2 Access to Tax Records. LMI shall make available, and cause its Subsidiaries to make available, to members of the LMC Group for inspection and copying all Tax Records in their possession that relate to Tax Years beginning on or before the Distribution Date. LMC shall make available, and cause its Subsidiaries to make available, to members of the LMI Group for inspection and copying that portion of any Tax Record in their possession that relates to Tax Years beginning on or before the Distribution Date and which is reasonably necessary for the preparation of a Separate Return or Other Return of a member of the LMI Group or with respect to an audit or litigation by a Tax Authority of such return.

        SECTION 8. Tax Contests.

        8.1 Notices. Each of the parties shall provide prompt notice to the other party of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware relating to Taxes or Adjustments for which it is or may be indemnified by the other party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability or Adjustment in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If (1) an indemnified party has knowledge of an asserted Tax liability or Adjustment with respect to a matter for which it is to be indemnified hereunder, (2) such party fails to give the indemnifying party prompt notice of such asserted Tax liability or Adjustment, and (3) the indemnifying party has the right, pursuant to Section 8.2(a), to control the Tax Contest relating to such Tax liability or Adjustment, then (x) if the indemnifying party is precluded from contesting the asserted Tax liability or Adjustment in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes or Adjustments arising out of such asserted Tax liability or Adjustment, and (y) if the indemnifying party is not precluded from contesting the asserted Tax liability or Adjustment in any forum, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

        8.2 Control of Tax Contests.

          (a)   General Rule. Except as provided in Section 8.2(b), each party (or the appropriate member of their Group) shall have full responsibility and discretion in handling, settling or contesting any Tax Contest involving a Tax or Adjustment reported on a Tax Return for which it is responsible for preparing and filing (or causing to be prepared and filed) pursuant to Section 3 of this Agreement. LMC shall have full responsibility and discretion in handling, settling or contesting any Tax Contest involving any AT&T TSA Liabilities.

          (b)   LMI Participation Rights. With respect to a Tax Contest of any Consolidated Return or Combined Return which involves a Tax or Adjustment for which LMI is liable pursuant to this Agreement, and with respect to a Tax Contest involving any AT&T TSA Liabilities for which LMI is liable pursuant to this Agreement, (i) LMI shall, at its own cost and expense, be entitled to participate in such Tax Contest, (ii) LMC shall keep LMI updated and informed, and shall consult with LMI, and (iii) LMC shall act in good faith with a view to the merits in connection with the Tax Contest.

        8.3 Cooperation. The indemnified party shall provide the party controlling any Tax Contest pursuant to Section 8.2 with all information relating to the indemnified party and its Subsidiaries which the party controlling the Tax Contest needs to handle, settle or contest the Tax Contest. At the request of the party controlling the Tax Contest, the indemnified party shall take any action (e.g., executing a power of attorney) that is reasonably necessary in order for the party controlling the Tax Contest to handle, settle or contest the Tax Contest. LMI shall assist LMC, and LMC shall assist LMI, in taking any remedial actions which are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The indemnifying party shall reimburse the indemnified party for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 8.3.

        SECTION 9. Restriction on Certain Actions of LMI; Indemnity.

        9.1 Restrictive Covenant. LMI agrees that it will not take or fail to take, or permit any member of the LMI Group to take or fail to take, any action where such action or failure to act would be inconsistent with or prohibit the Distribution from qualifying as a tax-free distribution under Section 355 of the Code (or any corresponding provision of any successor statute) to LMC and the LMC shareholders.

        9.2 Indemnity. LMI agrees to indemnify and hold harmless each member of the LMC Group and their respective directors, officers, employees, affiliates, agents, successors and assigns (the "LMC Indemnitees") from and against any and all Losses, other than any Adjustments for which indemnification is provided pursuant to Section 2.5(d), resulting from, based upon, arising out of or otherwise in respect of, and all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including without limitation attorneys' fees and expenses) incident or relating to or resulting from, (i) any breach by any member of the LMI Group of the covenant set forth in Section 9.1 that precludes the Distribution from qualifying as a tax-free distribution under Section 355 of the Code (or any corresponding provision of any successor statute) to LMC or the LMC shareholders, or (ii) any breach of any representation or covenant given by any member of the LMI Group in connection with the tax opinions delivered by Skadden, Arps, Slate, Meagher & Flom LLP and KPMG LLP to LMC relating to the qualification of the Distribution as a distribution described in Section 355 of the Code.

        9.3   Indemnification Procedures. The procedure for indemnification shall be as follows:

          (a)   The LMC Indemnitee (or LMC on behalf of all LMC Indemnitees) claiming indemnification under this Section 9 shall promptly give written notice to LMI of any pending or threatened claim, action, suit, investigation or proceeding brought by a third party (a "Third Party Claim"), specifying (i) the factual basis for such claim, including copies of any documents relating to the claim, and (ii) the amount of the claim. Such notice shall be given by such LMC Indemnitee (or by LMC on behalf of all LMC Indemnitees) within a reasonable period of time after notice thereof was received by such LMC Indemnitee, but any failure to give timely notice shall not affect the indemnities given hereunder. The LMC Indemnitee (or LMC on behalf of all LMC Indemnitees) shall have the right to control any Third Party Claim; provided however, that (x) LMI shall, at its own cost and expense, be entitled to participate in such Third Party Claim, (y) the LMC Indemnitee (or LMC on behalf of all LMC Indemnitees) shall keep LMI updated and informed, and shall consult with LMI, and (z) the LMC Indemnitee (or LMC on behalf of all LMC Indemnitees) shall act in good faith with a view to the merits in connection with such Third Party Claim.

          (b)   In the event any LMC Indemnitee should have a claim against LMI under this Section 9 that does not involve a third party action, such LMC Indemnitee (or LMC on behalf of all LMC Indemnitees) shall as promptly as practical notify LMI of such claim, describing such claim and the factual basis thereof, the amount of such claim (if known) and the method of computation of such amount, all with reasonable particularity. Any failure to give such timely notice shall not affect the indemnities given hereunder.

          (c)   The provisions of this Section 9 are intended to be for the benefit of, and shall be enforceable by, each LMC Indemnitee and its successors in interest.

        SECTION 10. General Provisions.

        10.1 Termination. This Agreement shall terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect until all such obligations have been met and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise. The obligations and liabilities of each party are made for the benefit of, and shall be enforceable by, the other parties and their successors and permitted assigns.

        10.2 Expenses. Except as otherwise expressly provided for herein, each party and its affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns and other matters related to Taxes under the provisions of this Agreement for which they are liable.

        10.3 Breach of Agreement. LMC shall indemnify and hold harmless each member of the LMI Group and their respective directors, officers, employees, affiliates, agents, successors and assigns (the "LMI Indemnitees") from and against any Losses incurred by the LMI Indemnitees by reason of a breach by any member of the LMC Group of its obligations or covenants hereunder, and LMI shall indemnify and hold harmless each of the LMC Indemnitees from and against any Losses incurred by the LMC Indemnitees by reason of a breach by any member of the LMI Group of its obligations or covenants hereunder; in each case including, without limitation, the costs and expenses of any and all actions relating to, and the costs and expenses of attorneys', accountants', consultants' and other professionals' fees and expenses incurred in, the enforcement of rights hereunder and/or any investigation relating thereto.

        10.4 Disputes and Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO APPLIED TO CONTRACTS MADE AND WHOLLY PERFORMED IN SUCH STATE. Each of the parties hereto (i) will submit itself to the exclusive jurisdiction of any United States federal court located in the State of Colorado or any Colorado State court having subject matter jurisdiction in the event any dispute arises out of this Agreement, (ii) agrees that venue will be proper as to proceedings brought in any such court with respect to such a dispute, (iii) will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iv) agrees to accept service of process at its address for notices pursuant to this Agreement in any such action or proceeding brought in any such court.

        10.5 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT. THIS SECTION 10.5 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

        10.6 Notices. All notices and other communications hereunder shall be in writing and shall be delivered in person, by telecopy, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

  (a)
  If to LMC to:

      Liberty Media Corporation
      12300 Liberty Boulevard
      Englewood, Colorado 80112

      Attn: Albert Rosenthaler
      Facsimile: (720) 875-5320

  (b)
  If to LMI to:

      Liberty Media International, Inc.
      12300 Liberty Boulevard
      Englewood, Colorado 80112

      Attn: Dave Nosler
      Facsimile: (720) 875-5333

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery or when delivery is refused. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent.

        10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. The Agreement may be delivered by facsimile transmission of a signed copy thereof.

        10.8 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that LMC and LMI may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any other member of their Group, but such assignment shall not relieve LMC or LMI, as the assignor, of its obligations hereunder.

        10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        10.10 Amendment. This Agreement may not be amended or modified in any respect except by a written agreement signed by all of the parties hereto.

        10.11 Effective Time. This Agreement shall become effective on the date recited above on which the parties entered into this Agreement.

        10.12 Change in Law. Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

        10.13 Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding such party.

        10.14 No Third Party Beneficiaries. Except as provided in Sections 9.2 and 10.3 of this Agreement, this Agreement is solely for the benefit of LMC, LMI and their Subsidiaries and is not intended to confer upon any other Person any rights or remedies hereunder. Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended to confer upon any LMI Indemnitees any rights or remedies against LMI hereunder, and this Agreement is not intended to confer upon any LMC Indemnitees any rights or remedies against LMC hereunder.

        10.15 Entire Agreement. This Agreement embodies the entire understanding among the parties relating to its subject matter and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility, obligation or liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

LIBERTY MEDIA CORPORATION
By:	Name: Title:
LIBERTY MEDIA INTERNATIONAL, INC.
By:	Name: Title:

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FORM OF TAX SHARING AGREEMENT BETWEEN LIBERTY MEDIA CORPORATION AND LIBERTY MEDIA INTERNATIONAL, INC.